                                                                    EXHIBIT 10.4





                     AMENDED AND RESTATED PARENT AGREEMENT


                                     AMONG

                       OCCIDENTAL  CHEMICAL CORPORATION,

                              OXY CH CORPORATION,

                       OCCIDENTAL  PETROLEUM CORPORATION,

                        LYONDELL PETROCHEMICAL COMPANY,

                           MILLENNIUM CHEMICALS INC.

                                      AND

                             EQUISTAR CHEMICALS, LP

                               TABLE OF CONTENTS

                                                                                                           PAGE
SECTION 1          GUARANTEE OF OBLIGATIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.1           Guarantee.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.2           Guarantee Regarding Interested Owner Agreements  . . . . . . . . . . . . . . . . . . . .  4
     1.3           No Demand or Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     1.4           Waiver of Resort to Security   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     1.5           No Discharge.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.6           Waivers by the Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.7           No Reduction.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.8           Enforcement.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.9           Continued Effectiveness.     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.10          Certain Defenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.11          Parties in Interest.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     1.12          Parent Net Worth   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

SECTION 2          OWNERSHIP AND BUSINESS OF PARTNER SUBS   . . . . . . . . . . . . . . . . . . . . . . . .  7
     2.1           Restrictions on Transfer and Pledge of Partner Sub Stock.  . . . . . . . . . . . . . . .  7
     2.2           Right of First Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.3           Prohibition on Affiliated Obligor Bankruptcy, Etc.   . . . . . . . . . . . . . . . . . .  11
     2.4           Special Purpose Subsidiaries.    . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 3          STANDSTILL AGREEMENT AND CERTAIN OTHER MATTERS   . . . . . . . . . . . . . . . . . . . .  12
     3.1           Standstill.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.2           Exceptions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.3           OPC Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.4           Mutual Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 4          MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.1           No Waivers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.2           Expenses in Connection with Exercise.    . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.3           Subordination and Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.4           Confidentiality and Use of Information   . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.5           Competing Businesses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.6           Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.7           Assignment; Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.8           Benefits of Agreement Restricted to the Parties  . . . . . . . . . . . . . . . . . . . .  17
     4.9           Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.10          Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.11          Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.12          Construction and Certain Definitions   . . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.13          Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.14          Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.15          Jurisdiction; Consent to Service of Process; Waiver  . . . . . . . . . . . . . . . . . .  20

     4.16          Waiver of Jury Trial   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.17          Dispute Resolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.18          Obligations Regarding Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.19          Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

APPENDICES

Appendix A         List of Related Agreements
Appendix B         Dispute Resolution Procedures

                     AMENDED AND RESTATED PARENT AGREEMENT


         This Amended and Restated Parent Agreement (this "Agreement") is made as of this 15th day of May, 1998 among Occidental Chemical Corporation, a New York corporation ("OCC"), Oxy CH Corporation, a California corporation ("Oxy CH"), Lyondell Petrochemical Company, a Delaware corporation ("Lyondell"), Millennium Chemicals Inc., a Delaware corporation ("Millennium"), Occidental Petroleum Corporation, a Delaware corporation ("OPC"), and Equistar Chemicals, LP, a Delaware limited partnership (the "Partnership," and together with OCC, Oxy CH, Lyondell, Millennium and OPC, the "Parties").

         WHEREAS, except as provided in Section 3, OCC and Oxy CH, taken together and jointly and severally, are the "Occidental Parent" for purposes of this Agreement, and the Occidental Parent (except as provided in Section 3), Lyondell and Millennium are each a "Parent" for purposes of this Agreement.

         WHEREAS, Lyondell Petrochemical G.P. Inc. ("Lyondell GP") and Lyondell Petrochemical L.P. Inc. ("Lyondell LP" and, together with Lyondell GP, the "Lyondell Partner Subs") are both Delaware corporations and direct or indirect wholly owned subsidiaries of Lyondell.

         WHEREAS, Millennium Petrochemicals GP LLC ("Millennium GP") and Millennium Petrochemicals LP LLC ("Millennium LP" and, together with Millennium GP, the "Millennium Partner Subs") are both Delaware limited liability companies and direct or indirect wholly owned subsidiaries of Millennium.

         WHEREAS, PDG Chemical Inc. ("Occidental GP") and Occidental Petrochem Partner 2, Inc. ("Occidental LP2") are both Delaware corporations and direct or indirect wholly owned subsidiaries of Oxy CH; Occidental Petrochem Partner 1, Inc. ("Occidental LP1" and, together with Occidental GP and Occidental LP2, the "Occidental Partner Subs") is a Delaware corporation and a wholly owned subsidiary of OCC; and Oxy CH and OCC are both direct or indirect wholly owned subsidiaries of OPC.

         WHEREAS, for purposes of this Agreement, the Occidental Partner Subs are the Partner Subs of the Occidental Parent.

         WHEREAS, pursuant to the terms of the Master Transaction Agreement dated as of July 25, 1997 between Lyondell and Millennium (the "Initial Master Transaction Agreement"), the Partnership was formed under the laws of the State of Delaware pursuant to the Limited Partnership Agreement dated October 10, 1997 (the "Old Partnership Agreement"), with Lyondell GP and Millennium GP as the general partners and Lyondell LP and Millennium LP as the limited partners of the Partnership.

         WHEREAS, in connection with the closing of the transactions contemplated by the Initial Master Transaction Agreement, Lyondell and Millennium entered into the Parent Agreement with the Partnership dated as of December 1, 1997 (the "Initial Parent Agreement"), providing for, among other things, certain guarantees of performance by their respective Affiliated Obligors (as defined therein) and for certain restrictions on the transfer of their respective Partner Sub Stock (as defined therein);

         WHEREAS, the Partnership, OPC, Lyondell and Millennium entered into a Master Transaction Agreement dated May 15, 1998 (the "Second Master Transaction Agreement"), providing for, among other things, the admission of the Occidental Partner Subs as partners in the Partnership. The Occidental Partner Subs, together with any other Affiliate of the Occidental Parent that is a party to any of the Related Agreements (as defined herein), are referred to herein as the "Occidental Affiliated Obligors." The Lyondell Partner Subs, together with any other Affiliate of Lyondell that is a party to any of the Related Agreements, are referred to herein as the "Lyondell Affiliated Obligors." The Millennium Partner Subs, together with any other Affiliate of Millennium that is a party to any of the Related Agreements, are referred to herein as the "Millennium Affiliated Obligors." The Occidental Affiliated Obligors, the Lyondell Affiliated Obligors and the Millennium Affiliated Obligors, collectively or individually as the context may require, are referred to herein as the "Affiliated Obligors." The Occidental Partner Subs, the Lyondell Partner Subs and the Millennium Partner Subs, collectively or individually as the context may require, are referred to herein as the "Partner Subs."

         WHEREAS, in connection with the closing of the transactions effected pursuant to the Initial Master Transaction Agreement and to be effected in connection with the closing of the Second Master Transaction Agreement, the Parents and certain of their respective Affiliates, have entered into or are entering into various agreements and other legal documents, including the Amended and Restated Limited Partnership Agreement of the Partnership dated as of the date of this Agreement (the "Partnership Agreement"), the Agreement and Plan of Merger and Asset Contribution dated as of the date of this Agreement (the "Occidental Contribution Agreement") among the Partnership, the Occidental Partner Subs and Oxy Petrochemicals Inc. ("OPI"), services agreements and other asset contribution agreements, as applicable (including this Agreement, the "Related Agreements"), each of which is integrally related to the capitalization or operations of the Partnership and is listed on Appendix A hereto. The Related Agreements (other than this Agreement) and any additional agreements that may from time to time be added to Appendix A hereto by agreement of the Parents, as they may in the future be amended, supplemented, restated or otherwise modified, are referred to herein as the "Other Agreements". The Other Agreements to be entered into in connection with the Second Master Transaction Agreement are herein called the "Additional Other Agreements".

         WHEREAS, the Parties desire to amend and restate the Initial Parent Agreement in connection with the admission of the Occidental Partner Subs to the Partnership and the closing of the other transactions contemplated by the Second Master Transaction Agreement.

         WHEREAS, this Agreement is essential to the consummation of the closing pursuant to the Second Master Transaction Agreement and the entering into and effectiveness of the Additional Other Agreements and each of the parties to such agreements is relying on this Agreement in connection with entering into each of the Additional Other Agreements.

         WHEREAS, this Agreement provides for the continuation of obligations and restrictions set forth in the Initial Parent Agreement, which were essential to the consummation of the closing pursuant to the Initial Master Transaction Agreement and the entering into and effectiveness of the Other Agreements entered into in connection therewith.

         WHEREAS, each Parent is willing, solely for the benefit of the Beneficiaries (as defined below in Section 1.11) and their successors and assigns, to guarantee the performance by its Affiliated Obligors of certain of the obligations of such Affiliated Obligors as set forth in this Agreement.

         WHEREAS, each Parent is willing to subject the Partner Sub Stock (as defined herein) to certain restrictions on transfer, as set forth in this Agreement.

         WHEREAS, OPC is willing to (i) indemnify the Partnership from certain potential liabilities that the Partnership would not otherwise be subject to but for the merger of OPI with and into the Partnership, and (ii) agree to certain other covenants in connection with the closing of the transactions contemplated by the Second Master Transaction Agreement.

         NOW THEREFORE, in, consideration of the foregoing and the mutual promises and covenants of the Parties hereto, the Parties hereby agree as follows:


                                   SECTION 1
                            GUARANTEE OF OBLIGATIONS

         1.1 Guarantee. Each Parent hereby unconditionally, absolutely and irrevocably guarantees, undertakes and promises to cause, as herein provided, the due and punctual payment and the full and prompt performance by its Affiliated Obligors of all of the amounts to be paid and all of the terms and provisions to be performed or observed by or on the part of its Affiliated Obligors under the Other Agreements in accordance with the terms thereof (all such terms and provisions as now or hereafter in existence being collectively called the "Obligations") as follows: in the event that its Affiliated Obligors shall fail in any manner whatsoever to pay, perform or observe any of their Obligations, when and as the same shall be required to be paid, performed or observed under the terms of the Other Agreements, such Parent will itself duly and punctually pay, or fully and promptly perform or observe, as the case may be, such Obligations, or cause the same to be duly and punctually paid, or fully and promptly performed or observed, in each case as if such Parent were itself the obligor with respect to such Obligations under the Other Agreements. Insofar as this Section 1.1 relates to the obligations of an Affiliated Obligor under the Partnership Agreement, no Parent shall be required to make, or cause a Partner Sub to make, any contribution to the Partnership that such Partner Sub is not otherwise required to make pursuant to the terms of Section 2.3, 2.4, or 12.2(d)(ii) of the Partnership Agreement. Insofar as this Section 1.1 applies to Other Agreements other than the Partnership Agreement, the term "Affiliated Obligors" will not include the Partnership nor any partner in the Partnership in its capacity as such. Notwithstanding the foregoing, this Section 1.1 shall not apply to Obligations that are within the scope of Section 1.2.

         1.2 Guarantee Regarding Interested Owner Agreements. Each Parent acknowledges that the Partnership Agreement sets forth definitions of "Conflicted General Partner" and "Nonconflicted General Partner," and provides that the Nonconflicted General Partners (whether one or more) have certain exclusive rights to control the Partnership with respect to any Conflict Circumstance (as defined in the Partnership Agreement); and accordingly, without limiting the rights of its Partner Subs under Section 6.8 of the Partnership Agreement, and without prejudice to any rights, remedies or defenses the Partnership may have in respect of any such Other Agreement or Conflict Circumstance, each Parent hereby agrees to cause its Partner Subs (i) to cause the Partnership to pay, perform and observe all of the Obligations to be paid, performed or observed by or on the part of the Partnership under the Other Agreements, in accordance with the terms thereof, to the extent that such Partner Sub is a Nonconflicted General Partner and is thereby entitled to cause the payment, performance and observance of such Obligations and (ii) except to the extent inconsistent with its obligations under Section 1.2(i), to abide by its obligations as a Nonconflicted General Partner with respect to any Conflict Circumstance arising in connection with any Other Agreement in accordance with the terms of the Partnership Agreement applicable thereto; provided, however, that each Parent's responsibility under this Section 1.2 for a failure of the Partnership to pay, perform or observe its Obligations under the Other Agreements shall be limited to the circumstances in which the Partnership's failure to so pay, perform or observe its obligations under the Other Agreements was directly caused by an act or failure to act of its Partner Sub, provided, further, that nothing in this Section 1.2 shall require a Parent to make or cause such Partner Sub (i) to cure or mitigate any inability of the Partnership to make any payment or to perform or observe any Obligations under any Other Agreements, (ii) to cause the Partnership to require from the Partner Subs any cash contributions in respect of any payment, performance or observance involved in such Conflict Circumstance, or (iii) to make any contribution to the Partnership that such Partner Sub is not otherwise required to make pursuant to Section 2.3, 2.4, or 12.2(d)(ii) of the Partnership Agreement.

         1.3 No Demand or Notice. It shall not be a condition to the guarantees and agreements set forth in Sections 1.1 and 1.2 above (together, the "Guarantee") that a Beneficiary shall have first made any request of or demand upon, or given any notice of the occurrence of a default under the Other Agreements or any other notice whatsoever to, any Parent or its Affiliated Obligors or any other Person, or shall have instituted any action or proceeding against any Affiliated Obligor or any other Person in respect thereof, or shall have joined any Affiliated Obligor or the Partnership in any such action or proceeding. A Beneficiary in asserting the benefit of the Guarantee shall give prompt notice to a Parent of any failure by its Affiliated Obligors or the Partnership to pay, perform or observe any Obligation; provided, however, that any failure, delay or defect in the giving of such notice shall not alter or affect the Guarantee under this Agreement.

         1.4 Waiver of Resort to Security. Each Parent further agrees that this Agreement, insofar as it constitutes a guarantee of monetary Obligations, constitutes a guarantee of payment when due and not of collection, and each Parent waives any right to require as a condition to its Guarantee that any resort be had by a Beneficiary to any security held for the payment of any Obligations.

         1.5 No Discharge. The Guarantee is and shall remain absolute and unconditional irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor, as the case may be, with respect to its Guarantee.

         1.6 Waivers by the Parent. Each Parent hereby waives, with respect to the Guarantee but without prejudice to the rights of the parties to the Other Agreements, any notice of acceptance of this Agreement, grace, presentment, demand, protest, notice of the occurrence of a default under the Other Agreements and any other notice of any kind whatsoever and promptness in making any claim or demand hereunder. The Guarantee shall not be affected by
(i) the failure of a Beneficiary to assert any claim or demand or to enforce any right or remedy under the provisions of any of the Other Agreements or any agreement related thereto or otherwise, (ii) any extension or renewal of any of the Other Agreements or any agreement related thereto, (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of any of the Other Agreements or of any agreement related thereto, including, without limitation, any change in the time, manner or place of payment or performance of any of the obligations under the Other Agreements, or (iv) the release of any security held for payment of any Obligations.

         1.7 No Reduction. The Guarantee shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, except as provided in Section 1.10.

         1.8 Enforcement. Notwithstanding anything herein to the contrary, a Beneficiary may proceed to enforce the Guarantee without first pursuing or exhausting any right or remedy that it or any of its successors or assigns may have against any Affiliated Obligor or any Parent or any other person.

         1.9 Continued Effectiveness. The Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation of an Affiliated Obligor is rescinded or must otherwise be restored or returned by the Person receiving such payment upon the insolvency, bankruptcy or reorganization of an Affiliated Obligor, all as though such payment or part thereof had not been made.

         1.10 Certain Defenses. Nothing herein is intended to deny to any Parent, and it is expressly agreed that each Parent shall have and may assert, any and all of the defenses, set-offs, counterclaims and other rights (other than those relating to insolvency, bankruptcy or reorganization as described in
Section 1.9) with regard to any Obligations that its Affiliated Obligors may possess except any defense its Affiliated Obligors may possess relating to lack of validity or enforceability of the Other Agreements or any other agreement or instrument relating thereto as against its Affiliated Obligors arising from the defective incorporation or other defective organization of its Affiliated Obligors, their lack of qualification to do business in any applicable jurisdiction or their defective corporate or other organizational authority to enter into, deliver or perform the Other Agreements.

         1.11 Parties in Interest. Section 1 of this Agreement shall inure solely to the benefit of the Beneficiaries, each of whom has the right to enforce the Guarantee against the Parents, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. As used in this Agreement, "Beneficiaries" shall mean (i) as to any obligations of the Occidental Parent, except for its obligations pursuant to Section 1.1 hereof with respect to the Partnership Agreement, the Partnership, Lyondell, the Lyondell Affiliated Obligors, Millennium and the Millennium Affiliated Obligors, (ii) as to any obligations of Millennium, except for its obligations pursuant to Section 1.1 hereof with respect to the Partnership Agreement, the Partnership, the Occidental Parent, the Occidental Affiliated Obligors, Lyondell and the Lyondell Affiliated Obligors, (iii) as to any obligations of Lyondell, except for its obligations pursuant to Section 1.1 hereof with respect to the Partnership Agreement, the Partnership, the Occidental Parent, the Occidental Affiliated Obligors, Millennium and the Millennium Affiliated Obligors, and (iv) as to any obligations of any Parent pursuant to Section 1.1 hereof with respect to the Partnership Agreement, the other Parents. As used in this Agreement, the term Parent includes any successor or transferee of the Parent, and the term Affiliated Obligors includes any successor to or transferee of the Affiliated Obligors' interest in the Partnership permitted pursuant to the Partnership Agreement.

         1.12    Parent Net Worth.

                 (a) Each Parent shall at all times maintain a GAAP Net Worth in an amount sufficient to satisfy its known and potential obligations under this Agreement.

                 (b) Each Parent agrees that, as of the end of each fiscal quarter, either (i) the excess of its GAAP Net Worth at such time over its Partnership Investment at such time or (ii) the excess of its Equity Market Capitalization at such time over its Adjusted Partnership Investment at such time, shall be at least $250 million.

                 (c) The term "GAAP Net Worth" means, for a Parent at any time, such Parent's consolidated stockholders equity, determined in accordance with generally accepted accounting principles ("GAAP"), as of the end of its most recent fiscal quarter. The term "Equity Market Capitalization" means, for a Parent at any time, (x) the aggregate market value of such Parent's outstanding publicly traded equity securities, as of the end of its most recent fiscal quarter (based on the average closing price for the most recent 20 trading days on the principal stock exchange on which such securities are traded) plus (y) the amount of stockholders equity, determined in accordance with GAAP, attributable at such time to any equity securities of such Parent that are not publicly traded. The term "Partnership Investment" means, for a Parent at any time, its investment in the Partnership, determined in accordance with GAAP as of the end of the most recent fiscal quarter. The term "Adjusted Partnership Investment" means, for a Parent at any time, (A) Lyondell's investment in the Partnership, determined in accordance with GAAP as of the end of the most recent fiscal quarter, multiplied by (B) a fraction the numerator of which is the aggregate Percentage Interest at such time of the Partner Subs owned by the Parent whose Partnership Investment is being determined and the denominator of which is the aggregate Percentage Interest at such time of the Partner Subs owned by Lyondell. The term "Percentage Interest" is used as defined in the Partnership Agreement.

                 (d) The provisions of Section 1.12(b) shall expire as to a Parent at such time after the seventh anniversary of the Closing Date at which no material Seven Year PCCL Claim (as defined in the Asset Contribution Agreement (as defined in the Partnership Agreement) applicable to such Parent, its Affiliated Obligors or, if applicable, its predecessor Parent or its Affiliated Obligors) is outstanding against such Parent, any of its Affiliated Obligors or, if applicable, its predecessor Parent or its Affiliated Obligors.


                                   SECTION 2
                     OWNERSHIP AND BUSINESS OF PARTNER SUBS

         2.1 Restrictions on Transfer and Pledge of Partner Sub Stock. (a) Each Parent agrees that except as otherwise provided below in this Section 2.1 or Section 2.2 or with the written consent of each of the other Parents, which consent may be granted or withheld in such Parent's sole discretion, it will not, in any transaction or series of transactions, directly or indirectly, (i) sell, assign or otherwise in any manner dispose of, whether by act, deed, merger or otherwise ("Transfer") or (ii) mortgage, pledge, encumber or create or suffer to exist any pledge, lien or encumbrance upon or security interest in ("Pledge"), all or any part of the capital stock (including any securities convertible into or exchangeable for or carrying any rights to purchase, subscribe for or otherwise acquire any such capital stock) of its Partner Subs (collectively, the "Partner Sub Stock"). (Each of the defined terms "Transfer"and "Pledge" is used herein both as a noun and as a verb.) Any attempt by a Parent to Transfer or Pledge all or a portion of its Partner Sub Stock in violation of this Agreement shall be void ab initio and shall not be effective to Transfer such Partner Sub Stock or any portion thereof. The Partnership Agreement contains provisions relating to the Transfer and Pledge of the Partner Subs' direct interests in the Partnership.

         (b) Each Parent agrees that all certificates representing shares of Partner Sub Stock, whether currently owned or hereafter acquired, shall carry the following legend, which legend each Parent agrees to cause to be placed thereon and to cause to remain thereon as long as such shares are subject to the restrictions of this Agreement:

         THE SALE, ASSIGNMENT, PLEDGE OR OTHER TRANSFER OR HYPOTHECATION OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS PURSUANT TO AND MAY NOT BE EFFECTED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF AN AGREEMENT BINDING UPON THE OWNER OF THE STOCK REPRESENTED HEREBY. THE OWNER OR ISSUER WILL FURNISH A COPY OF SUCH AGREEMENT TO ANY PROPOSED TRANSFEREE OR PLEDGEE WITHOUT CHARGE UPON REQUEST.

         (c) Without the need for the consent of any Person, any Parent may Transfer its Partner Sub Stock to any wholly-owned Affiliate of such Parent or of a common parent.

         (d) Without the need for the consent of any Person, each Parent (other than OCC or Oxy CH) may Transfer all (but not less than all) of its Partner Sub Stock, if such Transfer is in connection with (i) a merger, consolidation, conversion or share exchange of such Parent or (ii) a sale or other disposition of (x) the Partner Sub Stock plus (y) other assets representing at least fifty-percent (50%) of the book value of such Parent's assets excluding the Partner Sub Stock, as reflected on its most recent audited consolidated (or combined) financial statements; provided, however, that the Successor Parent, if any, (A) shall succeed to and be substituted for such Parent, with the same effect as if it had been named herein and (B) shall execute an instrument wherein such Successor Parent shall agree to be bound by the obligations of such Parent under this Agreement, with the same effect as if it had been named herein, whereupon, unless such Parent shall become a direct or indirect subsidiary of such Successor Parent, such Parent shall thereupon be released from all obligations under Sections 1, 2 and 4 of this Agreement.

         (e) Without the need for the consent of any Person, OCC may Transfer all (but not less than all) of its Partner Sub Stock, if such Transfer is in connection with:

                 (i) a merger, consolidation, conversion or share exchange of OCC,
                 (ii) a sale or other disposition of (x) the Partner Sub Stock plus (y) other assets representing at least fifty percent (50%) of the book value of Oxy CH's assets excluding the Partner Sub Stock, as reflected on its most recently unaudited consolidated (or combined) financial statements, or

                 (iii)    any Transfer permitted by Section 2.1(f);

         and following the consummation of any such transaction, the Partner Sub Stock held directly or indirectly by OCC and Oxy CH on the date hereof shall be held by the same transferee or one or more transferees that are wholly-owned Affiliates of each other or of a common parent entity; provided, however, that the Successor Parent, if any, (A) shall succeed to and be substituted for OCC, with the same effect as if it had been named herein, and (B) shall execute an instrument wherein such Successor Parent shall agree to be bound by the obligations of OCC hereunder, with the same effect as if it had been named herein, whereupon, unless OCC shall become a direct or indirect subsidiary of such Successor Parent, OCC shall thereupon be released from all obligations under Sections 1, 2 and 4 of this Agreement.

         (f) Without the need for the consent of any Person, Oxy CH may Transfer all (but not less than all) of its Partner Sub Stock, if such Transfer is in connection with:

                 (i) a merger, consolidation, conversion or share exchange of Oxy CH,
                 (ii) a sale or other disposition of (A) the Partner Sub Stock plus (B) other assets representing at least fifty percent (50%) of the book value of Oxy CH's assets excluding the Partner Sub Stock, as reflected on its most recently prepared unaudited consolidated (or combined) financial statements, or
                 (iii)    any Transfer permitted by Section 2.1(e) or (g);

         and following the consummation of any such transaction, the Partner Sub Stock held directly or indirectly by OCC and Oxy CH on the date hereof shall be held by the same transferee or one or more transferees that are wholly-owned Affiliates of each other or of a common parent entity; provided, however, that the Successor Parent, if any, (A) shall succeed to and be substituted for Oxy CH, with the same effect as if it had been named herein, and (B) shall execute an instrument wherein such Successor Parent shall agree to be bound by the obligations of Oxy CH hereunder, with the same effect as if it had been named herein, whereupon, unless Oxy CH shall become a direct or indirect subsidiary of such Successor Parent, Oxy CH shall thereupon be released from all obligations under Sections 1, 2 and 4 of this Agreement.

         (g) Nothing in this Agreement shall prevent or restrict the Transfer or Pledge of the capital stock, equity ownership interests or other securities of a Parent (or, in the case of the Occidental Parent, either of OCC or Oxy CH), and no such Transfer or Pledge of securities issued by a Parent (or, in the case of the Occidental Parent, either of OCC or Oxy CH) shall be deemed to constitute a Transfer or Pledge of Partner Sub Stock hereunder; provided that, (i) in the event of a Transfer in the form of a transaction described in clause (i) of Section 2.1(d), (e) or (f), the Successor Parent, if any, shall execute an instrument to the effect described in clause (B) of
Section 2.1(d), (e) or (f), as applicable, and (ii) following the consummation of any such Transfer or Pledge of securities of a Parent, all the Partner Sub Stock of such Parent shall be held by the same transferee or one or more transferees that are wholly-owned Affiliates of each other or of a common parent entity or shall be Pledged to the same pledgee or pledgees.

         (h) For purposes of this Section 2.1, the term "Successor Parent" shall mean the acquiring, succeeding or surviving entity in any transaction contemplated by Section 2.1 (d), (e) or (f) that owns the applicable Partner Sub Stock following such transaction, if other than a Parent.

         (i) Each Parent may Pledge all (but not less than all) of its Partner Sub Stock to any one or more Approved Lenders; provided that the Pledge shall be evidenced by an instrument, reasonably satisfactory to the Partnership, wherein the Approved Lender receiving such Pledge shall agree that in the event such Approved Lender obtains a right of foreclosure on such Parent's Partner Sub Stock, such Approved Lender will foreclose on the Partner Sub Stock of each of such Parent's Partner Subs equally so that such Approved Lender will in all events hold equal portions of Partner Sub Stock of Occidental GP, Occidental LP1 and Occidental LP2, Lyondell GP and Lyondell LP or Millennium GP and Millennium LP, as the case may be. An "Approved Lender" shall be any bank, insurance company, investment bank or other financial institution that is regularly engaged in the business of making loans.

         2.2     Right of First Option.

                 (a) Without the consent of each of the other Parents, no Parent may Transfer less than all of its Partner Sub Stock, and unless such Transfer is otherwise permitted by Section 2.1, no Parent may Transfer its Partner Sub Stock for consideration other than cash. Unless such Transfer is otherwise permitted by Section 2.1, any Parent (the "Selling Parent") desiring to Transfer all of its Partner Sub Stock to any person (including another Parent or any Affiliate thereof) shall give written notice (the "Initial Notice") to the Partnership and each of the other Parents (the "Offeree Parents") stating that the Selling Parent desires to Transfer its Partner Sub Stock and stating the cash purchase price and all other terms on which it is willing to sell (the "Offer Terms"). Delivery of an Initial Notice shall constitute the irrevocable offer of the Selling Parent to sell its Partner Sub Stock to the Offeree Parents hereunder.

                 (b) Each Offeree Parent shall have the option, exercisable by delivering written notice (the "Acceptance Notice") of such exercise to the Selling Parent within 45 days of the date of the Initial Notice, to elect to purchase its pro rata share in the case of both of the limited partner and the general partner (based on the ratio of the number of Units held by its Partner Subs to the number of Units held by all of the Partner Subs of the Offeree Parents or on any other basis that shall be mutually agreed upon between the Offeree Parents delivering an Acceptance Notice) of all of the Partner Sub Stock of the Selling Parent on the Offer Terms described in the Initial Notice. If one Offeree Parent, but not the other, elects to so purchase, the Selling Parent shall give written notice thereof (the "Additional Notice") to the Offeree Parent electing to purchase and such Parent shall have the option, exercisable by delivery of an Acceptance Notice, of such exercise to the Selling Parent within 15 days of such notice, to purchase all of the Partner Sub Stock held by the Selling Parent, including the Partner Sub Stock it has not previously elected to purchase; provided, however, that any election by an Offeree Parent not to purchase all such Partner Sub Stock shall be deemed a rescission of such Offeree Parent's original Acceptance Notice and an election not to purchase any of the Partner Sub Stock of the Selling Parent. Each Acceptance Notice shall set a date for closing the purchase, such date to be not less than 30 nor more than 90 days after delivery of the Acceptance Notice; provided that such time period shall be subject to extension as reasonably necessary (up to a maximum of an additional 120 days after such 90 day period) in order to comply with any applicable filing and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act. The closing shall be held at the Partnership's offices. The purchase price for the Selling Parent's Partner Sub Stock shall be paid in cash delivered at the closing. The purchase shall be consummated by appropriate and customary documentation (including the giving of representations and warranties substantially similar to (i) in the case of Lyondell or Millennium, those set forth in Sections 2.1 through 2.4 of the Initial Master Transaction Agreement, and in the case of the Occidental Parent, those set forth in Section 2.2 of the Second Master Transaction Agreement, and
(ii) customary representations and warranties regarding the Selling Parent's title to its Partner Sub Stock).

                 (c) If one or both of the Offeree Parents does not elect to purchase all of the Selling Parent's Partner Sub Stock within 45 days after the receipt of the Initial Notice or within 15 days after the receipt of the Additional Notice, if applicable, the Selling Parent shall have a further 180 days during which it may, subject to Sections 2.2(d) and (e), consummate the sale of its Partner Sub Stock to a third party purchaser at a purchase price and on such other terms that are no more favorable to such purchaser than the Offer Terms. If the sale is not completed within such further 180-day period, the Initial Notice shall be deemed to have expired and a new notice and offer shall be required before the Selling Parent may make any Transfer of its Partner Sub Stock.

                 (d) Before the Selling Parent may consummate a Transfer of its Partner Sub Stock to a third party in accordance with this Agreement, the Selling Parent shall demonstrate to the other two Parents that such proposed purchaser (or the Person willing to serve as its guarantor as contemplated by Section 2.2(e)) has outstanding indebtedness that is rated investment grade by either

Moody's Investor Services Inc. or Standard & Poor's Ltd, or if such proposed purchaser (or such other Person) has no rated indebtedness outstanding, such Person shall provide an opinion from one of such entities or from a nationally recognized investment banking firm that it could be reasonably expected to obtain such a rating.

                 (e)      Notwithstanding the foregoing provisions of this
Section 2.2, a Parent may Transfer its Partner Sub Stock (other than pursuant to Section 2.1) only if all of the following occur:

                          (i) The Transfer is accomplished in a non-public offering in compliance with, and exempt from, the registration and qualification requirements of all federal and state securities laws and regulations.

                          (ii) The Transfer does not cause a default under any material contract which has been approved unanimously by the Partnership Governance Committee (as defined in the Partnership Agreement) and to which the Partnership is a party or by which the Partnership or any of its properties is bound.

                          (iii) The transferee executes an appropriate agreement to be bound by this Agreement.

                          (iv) The transferor and/or transferee bears all reasonable costs incurred by the Partnership in connection with the Transfer.

                          (v) The transferee (or the guarantor of the obligations of the transferee) satisfies the criteria set forth in Section 2.2(d) and delivers an agreement to each of the other Parents and the Partnership substantially in the form of this Agreement.

                          (vi) The proposed transferor is not in default in the timely performance of any of its material obligations to the Partnership.

                          (vii)   The provisions of Section 2.2(f) are
                 satisfied.

                 (f) No Parent may Transfer the Partner Sub Stock of any of its Partner Subs to any Person unless such Parent simultaneously Transfers the Partner Sub Stock of its other Partner Sub or Partner Subs (if the Parent has more than one Partner Sub), to such Person or a wholly-owned Affiliate of such Person or of a common parent.

         2.3 Prohibition on Affiliated Obligor Bankruptcy, Etc. Each Parent hereby agrees that it will not, without the written consent of each of the other Parents, permit any of its Affiliated Obligors (or their successors or assigns) (i) to commence a voluntary action under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, (ii) to institute a proceeding to be adjudicated a voluntary bankrupt, (iii) to consent to the filing of a bankruptcy proceeding against it, (iv) to fail to contest a bankruptcy proceeding against it, (v) to consent to the appointment of a receiver, custodian, liquidator or trustee for it or for all or any substantial portion of its property, (vi) in the case of its

Partner Subs, to issue or sell other than to such Parent any of its own Partner Sub Stock or (vii) to effect, recognize or permit any transfer of any of its own Partner Sub Stock other than in accordance with the provisions of Section 2 of this Agreement.

         2.4 Special Purpose Subsidiaries. Each Parent agrees that (i) the business of its Partner Subs shall be restricted solely to the holding of the respective interests in the Partnership and the doing of things necessary or incidental in connection therewith, and (ii) it will cause its Partner Subs not to own any assets, incur any liabilities or engage, participate or invest in any business outside the scope of their businesses as described in clause (i); provided, however, that this Section 2.4 shall not apply with respect to any wholly-owned Affiliates to whom such Partner Subs shall transfer their respective interests in the Partnership if such wholly-owned Affiliates are not bound by Section 9.6 of the Partnership Agreement. Notwithstanding the foregoing provisions of this Section 2.4, this Section 2.4 shall not prohibit any Partner Sub from incurring debt payable to its Parent or an Affiliate as long as:

(i) such debt is not transferable (by contract or operation of law) to any Person other than Parent or an Affiliate of Parent;

(ii) no payment on such debt is permitted or required to be made if at the time of such payment such Partner Sub is in Default under (and as defined in) the Partnership Agreement or by making such payment such Partner Sub would not be able to perform its obligations under the Partnership Agreement.

Each Parent hereby agrees that it and its Affiliates shall not be entitled to, and that the Partner Sub shall not be required to make, any payments on any such debt payable by its Partner Sub if: (i) at the time of such payment such Partner Sub is in Default under the Partnership Agreement, (ii) by making such payment such Partner Sub would not be able to perform its obligations under the Partnership Agreement, or (iii) such Parent is in default of its obligations under Section 1.12 of this Agreement.


                                   SECTION 3
                 STANDSTILL AGREEMENT AND CERTAIN OTHER MATTERS

         3.1 Standstill. For purposes of this Section 3 only, the term "Parent" means and includes OPC, Oxy CH, OCC, Lyondell and Millennium. Each Parent agrees that with respect to each of the other Parents (each a "Subject Parent", provided that no Parent shall be a "Subject Parent" from and after the expiration of 24 months from the date on which such Parent and its Affiliates no longer hold an interest in the Partnership; and provided, further, that none of OPC, Oxy CH or OCC is a Subject Parent with respect to each other), neither it, nor any of its Affiliates shall, without prior written invitation or request of another Subject Parent: (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities, assets or property of such other Subject Parent, whether such agreement or proposal is made with or to such other Subject Parent or a third party; (ii) make any unsolicited proposal to enter into, directly or indirectly, any merger or other business combination involving such other Subject Parent; (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of such other Subject Parent; (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of such other Subject Parent; (v) otherwise act, alone or in concert with others, to seek to control the management, Board of Directors or policies of such other Subject Parent; (vi) disclose any intention, plan or arrangement inconsistent with the foregoing; or (vii) advise, encourage, provide assistance (including financial assistance) to or hold discussions with any other persons in connection with any of the foregoing. Each Parent also agrees during such period not to: (i) request that such other Subject Parent (or its respective directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this Section 3.1 (including this sentence); or (ii) take any action which might reasonably be expected to require that such other Subject Parent to make a public announcement regarding the possibility of a business combination or merger.

         3.2     Exceptions.  Notwithstanding the provisions of Section 3.1:

         (a) Any Parent may, by notice to another Parent, terminate the provisions of Section 3.1 (as applied to the relationship between such two Parents, but not as to their respective relationships with the third Parent) at any time within 30 days after the occurrence of any of the following events with respect to such other Parent: (i) a Change of Control (as defined below) of such other Parent shall have occurred, (ii) such other Parent shall have entered into a definitive agreement providing for, or publicly announced its intention to effect, any transaction involving a Change of Control of such other Parent or (iii) a tender offer or exchange offer shall have been commenced or publicly announced that, if consummated, would have the effect with respect to such other Parent described in clause (c) of the definition of "Change of Control." A "Change of Control" of a Parent shall mean the occurrence of any of the following events: (a) there shall be consummated any consolidation, merger or share exchange of such Parent (i) in which such Parent is not the continuing or surviving Person (other than a consolidation, merger or share exchange with a wholly owned subsidiary of such Parent in which all shares of common stock of such Parent outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same number of shares of common stock of such subsidiary) or (ii) pursuant to which the common stock of such Parent is converted into cash, securities or other property, other than, in each case, a consolidation, merger or share exchange of such Parent in which the holders of the common stock immediately prior to the consolidation, merger or share exchange hold, directly or indirectly, at least a majority of the voting power and common equity of the continuing or surviving Person immediately after such consolidation, merger or share exchange; (b) such Parent's properties and assets are sold or otherwise disposed of substantially as an entirety on a consolidated basis to any Person or group of Persons in any one transaction or a series of related transactions, other than as contemplated by the Initial Master Transaction Agreement or the Second Master Transaction Agreement; or (c) any Person or any Persons acting together which would constitute a "group" (as defined in Section 3.1) (other than such Parent, any subsidiary of such Parent, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic dividend reinvestment plan or any substantially similar plan of such Parent or any subsidiary of such Parent or any Person holding securities of such Parent for or pursuant to the terms of any such employee benefit plan), together with any Affiliates thereof, shall acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 50% or more of the voting stock of such Parent.

         (b) The terms of the first sentence of Section 3.1 shall not be applicable to the purchase and sale of any securities of a Parent by independent third-party managers of any pension or other related employee benefit plans who are acting as passive investors in such Parent.

         3.3 OPC Indemnity. OPC hereby agrees, to the fullest extent permitted by applicable law, to indemnify, defend and hold harmless the Partnership and its Affiliates and their respective officers, directors and employees from, against and in respect of any Liability (as defined in Section 6.2(a) of the Occidental Contribution Agreement) incurred or suffered by the Partnership or any of its Affiliates, arising out of, in connection with, or relating to:

         (a) all income taxes, and all interest and penalties incurred with respect thereto, that are imposed on OPC or any member of its affiliated group; and

         (b) any obligation arising under Title IV of ERISA (as defined in the Occidental Contribution Agreement) with respect to any Employee Plan (as defined in the Occidental Contribution Agreement) maintained by any Contributor (as defined in the Occidental Contribution Agreement) or any member of a controlled group (as defined in Section 414 of the Code (as defined in the Occidental Contribution Agreement)) with the Contributor, but excluding obligations arising under the Cain Plan (as defined in the Occidental Contribution Agreement) and obligations under the PDG Plan (as defined in the Occidental Contribution Agreement with respect to funding requirements arising after the Closing Date.

         3.4     Mutual Indemnity.

         (a) From the date hereof through the twenty-fifth anniversary hereof, each of OPC, Lyondell and Millennium (an "Indemnifying Party") hereby agrees, to the fullest extent permitted by applicable law, to indemnify, defend and hold harmless the Partnership, its partners, their Affiliates and their respective officers, directors, and employees (collectively, the "Indemnified Parties") from, against and in respect of any Liability incurred by any of the Indemnified Parties arising out of, in connection with, or relating to, any Third Party Claim (as defined in the Occidental Contribution Agreement) (whether in contract, tort, statute or otherwise) arising out of, in connection with, or relating to the failure of the Indemnifying Party or any of its Affiliates to give notice to, obtain any consent of, or obtain any waiver by, or any breach by the Indemnifying Party or any of its Affiliates of any obligation owing to, any Person (as defined in the Occidental Contribution Agreement), in each case with respect to such Indemnifying Party's or its Affiliates' entering into the Related Agreements or performing their respective obligations thereunder;

         provided, however, that the following limitations shall apply to the indemnification obligations in Sections 3.3 and 3.4 above:

         (b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, NO INDEMNIFYING PARTY OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE AGENTS, EMPLOYEES, OR REPRESENTATIVES SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES IN CONNECTION WITH DIRECT CLAIMS BY AN INDEMNIFIED PARTY (I.E., A CLAIM BY AN INDEMNIFIED PARTY THAT DOES NOT SEEK REIMBURSEMENT FOR A THIRD PARTY CLAIM PAID OR PAYABLE BY THE INDEMNIFIED PARTY) WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT UNLESS ANY SUCH CLAIM ARISES OUT OF THE FRAUDULENT ACTIONS OF AN INDEMNIFYING PARTY OR ITS AFFILIATES. IN DETERMINING THE AMOUNT OF ANY LOSS, LIABILITY, OR EXPENSE FOR WHICH ANY INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, THE GROSS AMOUNT THEREOF WILL BE REDUCED (BUT NOT BELOW ZERO) BY THE NET PRESENT VALUE OF ANY CORRELATIVE INSURANCE PROCEEDS ACTUALLY REALIZED BY THE INDEMNIFIED PARTY UNDER POLICIES TO THE EXTENT THAT THE FUTURE PREMIUM RATE WILL NOT BE INCREASED BY CLAIM EXPERIENCE RELATING TO SUCH LOSS, LIABILITY OR EXPENSE.

         (c) Indemnification pursuant to Sections 3.3 and 3.4 shall be subject to the indemnification provisions set forth in Section 6.3 of the Occidental Contribution Agreement, as if the Indemnified Parties and Indemnifying Party were the "Indemnified Parties" and the "Indemnifying Party" thereunder.

         (d) The rights provided to each Indemnified Party pursuant to Sections 3.3 and 3.4 of this Agreement and Section 14 of the Partnership Agreement, as limited by and subject to the provisions of this Section 3 shall be such Indemnified Party's sole remedy for any matter arising out of, relating to, or in connection with, the matters described in Section 3.3 and 3.4 of this Agreement and Section 14 of the Partnership and shall be without duplication of any rights provided to such Indemnified Party under the Master Transaction Agreement or any of the Related Agreements.

         (e) EXTENT OF INDEMNIFICATION. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH HEREIN, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE INDEMNIFIABLE LOSS GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, GROSS, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS STATEMENT CONSTITUTES A CONSPICUOUS LEGEND.

                                   SECTION 4
                                 MISCELLANEOUS

         4.1 No Waivers. No failure or delay by a Beneficiary or a Party in exercising any right or power under this Agreement, or any single or partial exercise of any such right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Such single or partial exercise of any right or power shall be cumulative and not exclusive of any rights or remedies provided by law.

         4.2 Expenses in Connection with Exercise. In the event of a dispute between Parties regarding the exercise or enforcement of any of the rights of a Beneficiary under this Agreement or the failure by a Party to perform or observe any of the provisions of this Agreement, the Party that does not ultimately prevail in such dispute shall be liable, and hereby agrees, to reimburse, on demand, each other such Party for any and all costs and expenses, including the fees and expenses of legal counsel and of any other counsel, experts, consultants or agents, that such other Party may incur in connection therewith.

         4.3 Subordination and Subrogation. The rights of a Parent against its Affiliated Obligors arising from any payment or performance by a Parent hereunder shall be subordinate in all respects to the rights of the Beneficiaries against such Affiliated Obligors, and such Parent shall not compete in any way with a Beneficiary in any winding-up or dissolution of such Affiliated Obligors unless and until all sums due and to become due from such Affiliated Obligors to the Beneficiaries have been paid in full. If any amount shall be paid to a Parent in violation of this Section, such amount shall be held in trust for the benefit of the Beneficiaries and shall forthwith be paid to the Beneficiaries to be credited and applied to any sums owed or to be owed by such Parent's Affiliated Obligors. Subject to the foregoing, upon payment of all sums due or to become due by Affiliated Obligors to the Beneficiaries, the Parent of such Affiliated Obligors shall be subrogated to the rights of the Beneficiary against such Affiliated Obligors, and the Beneficiaries agree to take at such Parent's expense such steps as such Parent may reasonably request to implement such subrogation.

         4.4 Confidentiality and Use of Information. (a) Each Parent agrees that it and its Affiliates shall be bound by the terms and conditions of
Section 13.1 of the Partnership Agreement as if such Person was a "Partner" as defined in such agreement.

         (b) Lyondell, Millennium and OPC shall consult with each other on an ongoing basis with respect to disclosures regarding the Partnership and its business and affairs that each is required to make in reports filed from time to time with the Securities and Exchange Commission.

         (c) The letter agreement regarding confidentiality dated December 11, 1997 between Lyondell and OPC is hereby terminated.

         4.5 Competing Businesses. If any Parent or an Affiliate thereof desires to initiate or pursue any opportunity to undertake, engage in, acquire or invest in a Business Opportunity (as such term is defined in the Partnership Agreement), such Person shall offer such Business Opportunity to the Partnership under the terms and conditions set forth in Sections 9.3(c) and (d) of the

Partnership Agreement as if such Person were the "Proposing Partner" (as defined in the Partnership Agreement) with respect thereto, and in such event the Partnership shall have the rights and obligations with respect thereto set forth in such Sections 9.3(c) and (d).

         4.6 Further Assurances. From time to time, each Party agrees to execute and deliver such additional documents and provide such additional information and assistance as the Beneficiaries may reasonably require to carry out the terms of this Agreement.

         4.7 Assignment; Successors and Assigns. (a) Except as provided in this Agreement and except that a Parent may assign its rights or obligations under this Agreement to a third party in connection with a transfer of direct interests in the Partnership owned by its Partner Subs if such transfer is permitted and consummated in accordance with the Partnership Agreement, no Parent may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of all the Beneficiaries, which consent shall be in the sole and absolute discretion of such Beneficiaries.
Any purported assignment or delegation without such consent shall be void and ineffective.

         (b) Except as may be expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the successors of the Beneficiaries.

         (c) Within six months after the date of this Agreement, Oxy CH and OCC shall be entitled to assign their respective rights and obligations under
Section 1 to Occidental Chemical Holding Corporation, a California corporation and an indirect wholly owned subsidiary of OPC ("OCHC"), provided that OCHC executes an instrument wherein OCHC shall agree to be bound by the obligations of Oxy CH and OCC thereunder and under Section 4 in a form reasonably acceptable to the Partnership. Upon such execution, OCHC shall become the "Occidental Parent" for purposes of Section 1, and Oxy CH and OCC shall thereupon be released from all obligations under Section 1.

         4.8 Benefits of Agreement Restricted to the Parties. This Agreement is made solely for the benefit of the Parties and, with respect to Sections 1 and 4 (excluding Sections 4.4 and 4.5), the Beneficiaries (as defined in Section 1.11), and no other Person shall have any right, claim or cause of action under or by virtue of this Agreement.

         4.9 Notices. All notices, requests, demands and other communications (collectively, "notices") required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) transmitted by telecopier facsimile with proof of confirmation from the transmitting machine or (ii) delivered by commercial courier or other hand delivery, as follows:

If to OPC                                   If to OCC, Oxy CH, the Occidental Partner Subs

    Occidental Petroleum Company                c/o Occidental Petroleum Corporation
    10889 Wilshire Blvd.                        10889 Wilshire Blvd.
    Los Angeles, CA  90024                      Los Angeles, CA 90024
    Attention:  President                       Attention:  President
    Telecopy Number: (310) 443-6977             Telecopy Number:(310) 443-6977


With a copy to                              With a copy to

    Occidental Petroleum Corporation            Occidental Petroleum Corporation
    10889 Wilshire Boulevard                    10889 Wilshire Boulevard
    Los Angeles, California 90024               Los Angeles, California 90024
    Attention: General Counsel                  Attention: General Counsel
    Telecopy Number: (310) 443-6333             Telecopy Number: (310) 443-6333

If to Lyondell                              If to the Lyondell Partner Subs

    Lyondell Petrochemical Company              c/o Lyondell Petrochemical Company
    1221 McKinney Street                        1221 McKinney Street
    Houston, Texas 77010                        Houston, Texas 77010
    Attention:  Kerry A. Galvin                 Attention:  Kerry A. Galvin
    Telecopy Number: (713) 309-4718             Telecopy Number: (713) 309-4718


If to Millennium                            If to the Millennium Partner Subs

    Millennium Chemicals Inc.                   c/o Millennium Chemicals Inc.
    99 Wood Avenue South                        99 Wood Avenue South
    Iselin, New Jersey  08830                   Iselin, New Jersey  08830
    Attention:  George H. Hempstead, III        Attention:  George H. Hempstead, III
    Telecopy Number: (908) 603-6857             Telecopy Number: (908) 603-6857


If to the Partnership

    Equistar Chemicals, LP
    1221 McKinney Street
    Houston, Texas 77010
    Attention:  Gerald A. O'Brien
    Telecopy Number:  (713) 309-4718

or to such other address as such Party or Beneficiary shall have specified by notice to the other Parent.

         4.10 Severability. In the event that any provisions of this Agreement shall finally be determined to be unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

         4.11 Termination. Except for Sections 3.1, 3.2 and 3.4 (which sections shall terminate only as provided therein), this Agreement shall terminate and be of no further force and effect as to a Parent (i) as and when provided in Section 2.1(d), (e) or (f) or (ii) if and when such Parent Transfers all of its Partner Sub Stock in a transaction permitted by Section 2.2; provided, however, that such termination shall not discharge (x) any accrued Obligations owed by a Parent as of the date of such termination or (y) any Obligations, whether arising before or after such termination, under such Parent's Asset Contribution Agreement (as such term is defined in the Partnership Agreement) or any Related Agreement executed pursuant to such Asset Contribution Agreement. In addition, the Guarantee by a Parent of Obligations of an Affiliated Obligor other than a Partner Sub shall terminate as and when the Parent ceases to be an Affiliate of such Affiliated Obligor, insofar as such Guarantee relates to Obligations arising thereafter. The obligations of OPC and the obligations of each of Lyondell and Millennium to OPC, in each case pursuant to Section 4.4(b), shall terminate and be of no further force and effect at such time as OPC is no longer required to make the disclosures referred to in Section 4.4(b) to the Securities and Exchange Commission.

         4.12    Construction and Certain Definitions.

         (a) In construing this Agreement, the following principles shall be followed: (i) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in construction;
(ii) no consideration shall be given to the fact or presumption that any Party had a greater or lesser hand in drafting this Agreement; (iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (iv) the word "includes" and its syntactic variants mean "includes, but is not limited to" and corresponding syntactic variant expressions; (v) the plural shall be deemed to include the singular, and vice versa; (vi) each gender shall be deemed to include the other gender; and (vii) each exhibit, attachment and schedule to this Agreement is a part of this Agreement.

         (b) The term "Affiliate" shall mean any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, that, in the case of OPC and its Affiliates, for purposes of this Agreement, such term shall not include Canadian Occidental Petroleum Ltd. For purposes of this definition, the term "control" shall have the meaning set forth in 17 CFR230.405 as in effect on the date hereof.

         (c) The term "Person" shall mean any natural person or any corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization.

         4.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which when taken together shall constitute one and the same original document.

         4.14 Governing Law. The laws of the State of Delaware shall govern the construction, interpretation and effect of this Agreement without giving effect to any conflicts of law principles.

         4.15 Jurisdiction; Consent to Service of Process; Waiver. ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY PARTY TO THIS AGREEMENT OR ANY DISPUTE UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER RELATED HERETO SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS OF THE STATE OF DELAWARE, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES TO THIS AGREEMENT ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT (AS FINALLY ADJUDICATED) RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES TO THIS AGREEMENT SHALL APPOINT THE CORPORATION TRUST COMPANY, THE PRENTICE-HALL CORPORATION SYSTEM, INC. OR A SIMILAR ENTITY (THE "AGENT") AS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF PROCESS IN ANY PROCEEDING IN ANY SUCH COURT IN THE STATE OF DELAWARE. THE FOREGOING CONSENTS TO JURISDICTION AND APPOINTMENTS OF AGENT TO RECEIVE SERVICE OF PROCESS SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF DELAWARE FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES HERETO. EACH PARENT HEREBY WAIVES ANY OBJECTION IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON-CONVENIENS.

         4.16 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

         4.17 Dispute Resolution. All disputes under this Agreement shall be resolved in accordance with the Dispute Resolution Procedures set forth in Appendix B.

         4.18 Obligations Regarding Affiliates. Each Parent shall cause its Affiliates (including any person controlling such Parent) to comply with all provisions of this Agreement that apply to Affiliates of such Parent, and each Parent shall be responsible for any failure of any such Affiliate to comply with any such provision.

         4.19 Amendment. All waivers, modifications, amendments or alterations of this Agreement shall require the execution of a written instrument signed by each of the Parties.

         IN WITNESS WHEREOF, the Parties have executed and delivered this Amended and Restated Parent Agreement as of the date first above written.


                                       OCCIDENTAL CHEMICAL CORPORATION



                                       By:  /s/ R. J. Schuh
                                           -------------------------------------
                                           Name:  R. J. Schuh
                                           Title: Executive Vice President


                                       OXY CH CORPORATION



                                       By: /s/ Keith C. McDole
                                           -------------------------------------
                                           Name:  Keith C. McDole
                                           Title: Senior Vice President


                                       OCCIDENTAL PETROLEUM CORPORATION



                                       By: /s/ S.P. Dominick, Jr.
                                           -------------------------------------
                                           Name:   S.P. Dominick, Jr.
                                           Title:  Vice President and
                                                   Controller





           [Signature Page to Amended and Restated Parent Agreement]

                                       LYONDELL PETROCHEMICAL COMPANY



                                       By: /s/ Dan F. Smith
                                           -------------------------------------
                                           Name:  Dan F. Smith
                                           Title: President and Chief Executive
                                                  Officer


                                       MILLENNIUM CHEMICALS INC.



                                       By: /s/ George H. Hempstead, III
                                           -------------------------------------
                                           Name:  George H. Hempstead, III
                                           Title: Senior Vice President


                                       EQUISTAR CHEMICALS, LP



                                       By:  /s/ Eugene R. Allspach
                                           -------------------------------------
                                           Name:  Eugene R. Allspach
                                           Title: President and Chief Operating
                                                  Officer

           [Signature Page to Amended and Restated Parent Agreement]

                                   APPENDIX A
                                       TO
                                PARENT AGREEMENT


                           LIST OF RELATED AGREEMENTS


1.       Old Partnership Agreement.

2. $345 million promissory note dated December 1, 1997, of Lyondell LP payable to the Partnership.

3. Asset Contribution Agreement dated as of December 1, 1997, between Lyondell, Lyondell LP and the Partnership.

4. Asset Contribution Agreement dated as of December 1, 1997, between Millennium Petrochemicals, Millennium LP and the Partnership.

5. Bill of Sale and Assignment dated December 1, 1997 from Lyondell to the Partnership with respect to property specified on attached schedule.

6. Assignment of Trademarks dated November 25, 1997 from Lyondell to the Partnership with respect to certain O&P Trademarks as listed on attached schedule.

7. Assignment of Patents dated November 25, 1997 from Lyondell to the Partnership with respect to certain O&P Patents as listed on attached schedule.

8. Assumption Agreement dated December 1, 1997 between Lyondell as Assignor and the Partnership as Assignee pursuant to the Asset Contribution Agreement with respect to the assumption by Assignee of certain liabilities.

9. Master Intellectual Property Agreement dated December 1, 1997 by and between Lyondell and the Partnership.

10. Assignment dated December 1, 1997 between Lyondell as "Assignor" and the Partnership as "Assignee" with respect to the contribution by Assignor of LCR Agreements.

11. Assignment dated December 1, 1997 between Lyondell and the Partnership, of Ground Lease (LMC) with respect to certain real property specified therein.

12. Assignment dated December 1, 1997 between Lyondell and the Partnership, of Operating Agreement, Natural Gas Sales and Methanol Supply with respect to Lyondell Methanol Company.

13. Administrative Services Agreement (as amended or otherwise modified from time to time) effective as of December 1, 1997 between the Partnership and Lyondell with respect to the provision of services as described in Appendix A attached.

14. Letter Agreement dated December 1, 1997 between Lyondell and the Partnership with respect to the net payment by the Partnership to Lyondell for certain Administrative Services as described in Attachment 1 thereto.

15. Assignment dated November 25, 1997, but effective December 1, 1997, from Lyondell to the Partnership, of leases specified therein (Channelview, Texas Golf Courses).

16. Assignment dated November 25, 1997, but effective December 1, 1997, from Lyondell to the Partnership, of leases specified therein (Alvin, Texas).

17. Assignment dated November 25, 1997, but effective as of December 1, 1997, from Lyondell to the Partnership, of leases specified therein (Plano, Texas).

18. Assignment dated November 25, 1997, but effective as of December 1, 1997, from Lyondell to the Partnership, of leases specified therein (Chicago, Illinois - CALPERS Lease).

19. Assignment of Sublease dated November 25, 1997, but effective as of December 1, 1997, from Lyondell to the Partnership, of leases specified therein (Chicago, Illinois - MATRIX Partners Sublease).

20. Assignment dated November 25, 1997, but effective as of December 1, 1997, from Lyondell to the Partnership, of leases specified therein (Philadelphia, Pennsylvania).

21. Assignment dated November 25, 1997, but effective December 1, 1997, from Lyondell to the Partnership, of leases specified therein (Victoria, Texas).

22. Sublease Agreement dated November 25, 1997, but effective December 1, 1997, by and between Lyondell and the Partnership with respect to Office Lease Agreement dated December 31, 1985 and amended by 19 Amendments as described on Exhibit A as attached thereto
         (Administrative Office Space, OHC).

23. General Warranty Deed dated November 25, 1997, but effective as of December 1, 1997, from Lyondell to the Partnership with respect to certain real property specified therein (Channelview, Texas).

24. General Warranty Deed dated November 25, 1997, but effective as of December 1, 1997, from Lyondell to the Partnership, with respect to certain real property specified therein (Mount Belvieu, Texas).

25. General Warranty Deed dated, November 25, 1997, but effective December 1, 1997, from Lyondell to the Partnership with respect to certain real property specified therein (Bayport, Texas).

26. General Warranty Deed dated November 25, 1997, but effective December 1, 1997, from Lyondell to the Partnership with respect to certain real property specified therein (Matagorda, Texas).

27. Conveyance and Assignment of Easements, Rights of Way, and Licenses dated November 25, 1997, but effective as of December 1, 1997, from Lyondell to the Partnership with respect to certain real property specified therein (Pipeline Right of Way).

28. Bill of Sale and Assignment dated December 1, 1997 from Millennium Petrochemicals to the Partnership with respect to the property set forth on Schedule A attached.

29. Assignment of Trademarks dated November 21, 1997 between Millennium Petrochemicals as Assignor and the Partnership as Assignee with respect to the transfer of O&P Trademarks as set forth in the schedule attached.

30. Assignment of Patents dated November 21, 1997 between Millennium Petrochemicals as Assignor and the Partnership as Assignee with respect to the transfer of O&P Patents as set forth in the schedule attached.

31. Assumption Agreement effective as of December 1, 1997 between Millennium Petrochemicals as Assignor and the Partnership as Assignee pursuant to the Asset Contribution Agreement with respect to the assumption by the assignee of certain liabilities.

32. Master Intellectual Property Agreement dated December 1, 1997 by and between Millennium Petrochemicals and the Partnership.

33. Shared Services Agreement for Wastewater effective as of December 1, 1997 by and between Millennium Petrochemicals and the Partnership.

34. Shared Services Agreement for the LaPorte Complex effective as of December 1, 1997 by and between Millennium Petrochemicals and the Partnership with respect to the services as specified therein and on the attachments and appendix.

35. Shared Services Agreement for Water and Utility Instrument Air effective as of December 1, 1997 by and between Millennium Petrochemicals and the Partnership with respect to the services as specified therein and on the attachments, exhibits and appendix.

36. Shared Services Agreement for the Northlake Office Complex effective as of December 1, 1997 by and between Millennium Petrochemicals and the Partnership with respect to services as specified therein and on attachments and appendix.

37. Agreement for Interim Study at the LaPorte Complex effective as of December 1, 1997 by and between Millennium Petrochemicals and the Partnership.

38. Fuel Stream Agreement effective as of December 1, 1997 by and between Millennium Petrochemicals and the Partnership.

39. Electricity Service Agreement effective as of December 1, 1997 by and between Millennium Petrochemicals and the Partnership.

40. Sales Agreement (Vinyl Acetate Monomer), effective December 1, 1997 between Millennium Petrochemicals as "Seller" and the Partnership as "Buyer".

41. Sales Agreement (Ethylene), effective December 1, 1997 between the Partnership as "Seller" and Millennium Petrochemicals as "Buyer".

42. Sales Agreement (Purified Hydrogen), between the Partnership as "Seller" and Millennium Petrochemicals as "Buyer" effective December 1, 1997.

43. Sales Agreement (Natural Gas), effective December 1, 1997 between the Partnership as "Seller" and Millennium Petrochemicals as "Buyer".

44. Letter Agreement dated December 1, 1997 between Millennium Petrochemicals and the Partnership regarding interim distribution logistics support.

45. Letter Agreement dated December 1, 1997 between Millennium Petrochemicals and the Partnership with respect to the net payment for various shared services.

46. Assignment of Railcar Lease dated December 3, 1997 by and between Millennium Petrochemicals Inc. as "Assignor" and the Partnership as "Assignee" (The Sumitomo Bank Leasing and Finance, Inc. Lease).

47. Assignment of Leasehold dated November 25, 1997 by and between Millennium Petrochemicals and the Partnership with respect to certain real property specified therein (Tuscola, Illinois).

48. Assignment of Leasehold dated December 1, 1997 by and between Millennium Petrochemicals and the Partnership with respect to certain real property specified therein (Fairport Harbor, Ohio).

49. Assignment dated December 1, 1997 between Millennium Petrochemicals and the Partnership of lease specified therein (Clinton, Iowa).

50. Quit Claim Deed dated December 1, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein (Clinton, Iowa).

51. Assignment dated December 1, 1997 between Millennium Petrochemicals and the Partnership of Credit Union Sublease (Clinton, Iowa).

52. Assignment dated December 1, 1997 between Millennium Petrochemicals and the Partnership of Appurtenant Easements (Clinton, Iowa).

53. Assignment dated December 1, 1997 between Millennium Petrochemicals and the Partnership of Dock Lease and Agreement (Clinton, Iowa).

54. Assignment dated December 1, 1997 between Millennium Petrochemicals and the Partnership of Sub-lease Option to Purchase Agreement (Clinton,
         Iowa).

55. Assignment dated December 1, 1997 between Millennium Petrochemicals and the Partnership of Cellular Telephone Sublease (Clinton, Iowa).

56. Assignment dated December 1, 1997 between Millennium Petrochemicals and the Partnership of Farm Leases (Clinton, Iowa).

57. Assignment dated December 1, 1997 between Millennium Petrochemicals and the Partnership of Eastern Iowa Propane Lease (Clinton, Iowa).

58. Lease Agreement dated December 1, 1997 between Millennium Petrochemicals and the Partnership with respect to certain real property specified therein (Lease for Cincinnati Research Laboratory).

59. Warranty Deed dated December 1, 1997 from Millennium Petrochemicals to the Partnership with respect to certain Real Property specified therein (Clinton, Iowa).

60. General Warranty Deed dated December 1, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein (LaPorte, Texas).

61. Letter agreement dated December 1, 1997 from Millennium Petrochemicals to the Partnership with respect to Millennium Petrochemicals agreement to provide the Partnership an option on approximately 20+ acres of land (LaPorte Expansion Land).

62. Warranty Deed dated November 25, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein (Morris, Illinois).

63. General Warranty Deed dated November 25, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein (Port Arthur, Texas).

64. General Warranty Deed dated November 25, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein (Chocolate Bayou, Texas).

65. Warranty Deed dated December 1, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein (Tuscola, Illinois).

66. General Warranty Deed dated December 1, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein (Heath, Ohio)

67. General Warranty Deed dated November 25, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein (Crockett, Texas)

68. Deed dated November 24, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein (Newark, New Jersey).

69. Grant Deed dated December 1, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein (Anaheim, California).

70. Limited Warranty Deed dated December 1, 1997 from the Partnership to Millennium Petrochemicals with respect to certain real property specified therein (the Northlake Drive 0.1553 Acre Parcel Cincinnati-Research Center-Northlake, Ohio).

71. General Warranty Deed (Conveyance between Adjoining Lot Owners) dated December 1, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein (Cincinnati-Research Center-Northlake, Ohio).

72. General Warranty Deed (Conveyance between Adjoining Lot Owners) dated December 1, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein, the Northlake Drive
         0.0987 Acre Parcel (Cincinnati-Research Center-Northlake, Ohio).

73. General Warranty Deed dated December 1, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein, the East Kemper Road and Northlake Drive 25.0864 Acre Parcel (Cincinnati-Research Center-Northlake).

74. Declaration of Easements and Restrictive Covenants dated December 1, 1997 by Millennium Petrochemicals and the Partnership with respect to certain real property specified therein (Cincinnati-Research Center-Northlake, Ohio).

75. Assignment and Assumption dated December 1, 1997 by and between Millennium Petrochemicals and the Partnership, of Service Agreement (Cincinnati-Research Center-Northlake, Ohio).

76. Letter Agreement dated November 20, 1997 from Millennium Petrochemicals to the Partnership with respect to Fiber-Optic Cable System, Northlake Drive Property, Cincinnati, Ohio (Cincinnati-Research Center-Northlake,
         Ohio).

77. Parking Agreement dated December 1, 1997 between Millennium Petrochemicals and the Partnership with respect to additional parking at the Northlake Facility (Cincinnati-Research Center-Northlake, Ohio).

78. General Warranty Deed dated December 1, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein (Fairport Harbor, Ohio).

79. Assignment of Easements dated November 25, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein (Chocolate Bayou, Texas).

80. Easement Agreement dated December 1, 1997 to Millennium Petrochemicals from the Partnership with respect to certain real property specified therein (LaPorte, Texas).

81. Easement Agreement dated December 1, 1997 to the Partnership from Millennium Petrochemicals with respect to certain real property specified therein (LaPorte, Texas).

82. Assignment (Mont Belvieu Pipeline Easements) dated November 25, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein.

83. General Warranty (Mont Belvieu Pipeline Fee Parcels) dated November 25, 1997 from Millennium Petrochemicals to the Partnership with respect to certain real property specified therein.

84.      Partnership Agreement.

85. Agreement and Plan of Merger and Asset Contribution dated as of May 15, 1998, among Occidental GP, Occidental LP1, Occidental LP2, OPI and the Partnership.

86. Sales Agreement (Ethylene) dated as of May 15, 1998 by and between the Partnership and OCC with respect to the sale of Ethylene by the Partnership to OCC.

87. Operating Agreement dated as of May 15, 1998 by and between the Partnership and OCC with respect to OCC providing certain services to the Partnership after May 15, 1998.

88. Toll Processing Agreement dated May 15, 1998 between the Partnership and OCC with respect to Ashtabula EO/EG tolling.

89. Amended and Restated Indemnity Agreement among OCC, Occidental GP, Occidental LP1, Occidental LP2, Lyondell GP, Lyondell LP, Millennium GP, Millennium LP and Millennium America Inc.

90. Letter Agreement dated May 15, 1998 between OCC and the Partnership with respect to OCC providing a guarantee for the collection of $419,700,000 of Partnership debt.

91. Letter Agreement dated May 15, 1998 between OCC and the Partnership with respect to the prepayment or restructuring of the Occidental Assumed Debt.

92. Promissory Note for $419,700,000 dated May 15, 1998 of the Partnership payable to Occidental LP2.

93. Promissory Note for $75 million dated May 15, 1998 of the Partnership payable to Millennium LP.

94. Bill of Sale and Assignment dated May 15, 1998 from OCC to Occidental LP1 with respect to property specified on attached schedule.

95. Bill of Sale and Assignment dated May 15, 1998 from Occidental LP1 to the Partnership with respect to property specified on attached schedule.

96. Patent Assignment dated May 15, 1998 from OCC to the Partnership with respect to patents as listed on attached schedule.

97. Assumption Agreement dated May 15, 1998 between Occidental LP1, Occidental LP2 and Occidental GP, as Assignors, and the Partnership, as Assignee, pursuant to the Agreement and Plan of Merger and Asset Contribution with respect to the assumption by Assignee of certain liabilities.

98. Master Intellectual Property Agreement dated May 15, 1998 by and between the Partnership and OCC.

99. Assignment of Partnership Interests dated May 15, 1998 from Occidental GP to the Partnership with respect to interests in PD Glycol, a Texas limited partnership.

100. Assignment of Leases dated May 15, 1998 from OCC to the Occidental LP1 with respect to leases specified therein.

101. Assignment of Lease and Act of Exchange dated May 15, 1998 from Occidental LP1 to the Partnership with respect to the lease specified therein, together with such lease.

102. Assignment of Leases dated May 15, 1998 from Occidental LP1 to the Partnership with respect to leases specified therein.

103. Assumption Agreement dated May 15, 1998 between OPI as Assignor and the Partnership as Assignee with respect to Lease Intended for Security dated December 18, 1991 ($205 million).

104. Termination and Release of Guaranty dated May 15, 1998 between Lyondell and OCC with respect to the termination of Lyondell guaranty of certain Partnership railcar leases.

105. Sublease dated May 15, 1998 from OCC to the Partnership with respect to 1990 railcar lease.

106. Sublease dated May 15, 1998 from OPI to the Partnership with respect to 1995 railcar lease.

107. Tax Indemnity Agreement dated May 15, 1998 between OCC and the Partnership with respect to Sublease of 1990 railcar lease.

108. Tax Indemnity Agreement dated May 15, 1998 between OPI and the Partnership with respect to Sublease of 1998 railcar lease.

109. Master Arbitration Amendment to Related Agreements dated May 15, 1998 between the Partnership, Lyondell and Millennium.

110. First Amendment to Lyondell Asset Contribution Agreement dated May 15, 1998 between the Partnership, Lyondell and Lyondell LP.

111. First Amendment to Millennium Asset Contribution Agreement dated May 15, 1998 between the Partnership, Millennium Petrochemicals and Millennium LP.

112. Transition Services Agreement between the Partnership and OCC to be entered into pursuant to the Operating Agreement with respect to OCC providing certain services to the Partnership.

113. Pipeline Acquisition Agreement dated as of May 15, 1998 between OCC and the Partnership with respect to the Cyclohexane pipeline.

114. Trademark License Agreement dated as of May 15, 1998 among OCC, Occidental and the Partnership with respect to the trademarks as set forth on the schedule attached.

115. Assignment of Excluded Assets dated May 14, 1998 between OPI as Assignor and OCC as Assignee with respect to certain assets described therein.

116. Assumption Agreement dated May 14, 1998 between OPI as Assignor and OCC as Assignee with respect to certain liabilities described therein.

117. Termination Agreement and General Release dated May 15, 1998 among Occidental, OPI, Occidental LP2 and Occidental Holding Company with respect to certain intercompany debts.

118. Assumption Agreement dated May 15, 1998 between OPI as Assignor and Occidental LP2 as Assignee with respect to certain intercompany debts.

119. Assignment and Assumption Agreement dated May 15, 1998 between OCC as Assignor and the Partnership as Assignee with respect to Lease intended for security dated March 28, 1994 by and between OCC and Pitney Bowes Credit Corporation.

120. Letter from Lyondell to OCC and the Partnership regarding PVC technology.

121. Agreement regarding provision by the Partnership of certain support facilities associated with the Lake Charles propylene fractionation unit to be entered into pursuant to the Operating Agreement.

                                   APPENDIX B
                                       TO
                                PARENT AGREEMENT

                         DISPUTE RESOLUTION PROCEDURES

         (1) Binding and Exclusive Means. The dispute resolution provisions set forth in this Appendix B shall be the binding and exclusive means to resolve all disputes arising under this Agreement (each a "Dispute").

         (2) Standards and Criteria. In resolving any Dispute, the standards and criteria for resolving such dispute shall, unless the Parties involved in the Dispute in their discretion jointly stipulate otherwise, be as set forth in Appendix 1 to this Appendix B.

         (3) ADR and Binding Arbitration Procedures. If a Dispute arises, the following procedures shall be implemented (with references to "Parties" meaning the Parties involved in the Dispute):

         (a) Any Party may at any time invoke the dispute resolution procedures set forth in this Appendix B as to any Dispute by providing written notice of such action to the other Parties, and all Parties within five Business Days after such notice shall schedule a meeting to be held in Houston, Texas between the Parties. The meeting shall occur within 10 Business Days after notice of the meeting is delivered to the other Parties. The meeting shall be attended by representatives of each Party having decision-making authority regarding the Dispute as well as the dispute resolution process and who shall attempt in a commercially reasonable manner to negotiate a resolution of the Dispute.

         (b) The representatives of the Parties shall cooperate in a commercially reasonable manner and shall explore whether techniques such as mediation, minitrials, mock trials or other techniques of alternative dispute resolution might be useful. In the event that a technique of alternative dispute resolution is so agreed upon, a specific timetable and completion date for its implementation shall also be agreed upon. The representatives will continue to meet and discuss settlement until the date (the "Interim Decision Date") that is the earliest to occur of the following events: (i) an agreement shall be reached by the Parties resolving the Dispute; (ii) one of the Parties shall determine and notify the other Parties in writing that no agreement resolving the Dispute is likely to be reached; (iii) if a technique of alternative dispute resolution is agreed upon, the completion date therefor shall occur without the Parties having resolved the Dispute; or (iv) if another technique of alternative dispute resolution is not agreed upon, two full meeting days (or such other time period as may be agreed upon) shall expire without the Parties having resolved the Dispute.

         (c) If, as of the Interim Decision Date, the Parties have not succeeded in negotiating a resolution of the dispute pursuant to subsection
(b), the Parties shall proceed under subsections (d), (e) and (f).

         (d) After satisfying the requirements above, such Dispute shall be submitted to mandatory and binding arbitration at the election of any Party involved in the Dispute (the "Disputing Party"). The arbitration shall be subject to the Federal Arbitration Act as supplemented by the conditions set forth in this Appendix B. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date the notice of arbitration is served, other than as specifically modified herein. In the absence of an agreement to the contrary, the arbitration shall be held in Houston, Texas. The Arbitrator (as defined below) will allow reasonable discovery in the forms permitted by the Federal Rules of Civil Procedure, to the extent consistent with the purpose of the arbitration. During the pendency of the Dispute, each Party shall make available to the Arbitrator and the other Parties all books, records and other information within its control requested by the other Parties or the Arbitrator subject to the confidentiality provisions contained herein, and provided that no such access shall waive or preclude any objection to such production based on any privilege recognized by law. Recognizing the express desire of the Parties for an expeditious means of dispute resolution, the Arbitrator may limit the scope of discovery between the Parties as may be reasonable under the circumstances. In deciding the substance of the Parties' claims, the laws of the State of Delaware shall govern the construction, interpretation and effect of this Agreement (including this Appendix B) without giving effect to any conflict of law principles. The arbitration hearing shall be commenced promptly and conducted expeditiously, with each Party involved in the Dispute being allocated an equal amount of time for the presentation of its case. Unless otherwise agreed to by the Parties, the arbitration hearing shall be conducted on consecutive days. Time is of the essence in the arbitration proceeding, and the Arbitrator shall have the right and authority to issue monetary sanctions against any of the Parties if, upon a showing of good cause, that Party is unreasonably delaying the proceeding. To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the Arbitrator and the Parties.

         (e) The Disputing Party shall notify the American Arbitration Association ("AAA") and the other Parties in writing describing in reasonable detail the nature of the Dispute (the "Dispute Notice"). The arbitrator (the "Arbitrator") shall be selected within 15 days of the date of the Dispute Notice by all of the Parties from the members of a panel of arbitrators of the AAA or, if the AAA fails or refuses to provide a list of potential arbitrators, of the Center for Public Resources and shall be experienced in commercial arbitration. In the event that the Parties are unable to agree on the selection of the Arbitrator, the AAA shall select the Arbitrator, using the criteria set forth in this Appendix B, within 30 days of the date of the Dispute Notice. In the event that the Arbitrator is unable to serve, his or her replacement will be selected in the same manner as the Arbitrator to be replaced. The Arbitrator shall be neutral. The Arbitrator shall have the authority to assess the costs and expenses of the arbitration proceeding (including the arbitrators', and attorneys' fees and expenses) against any or all Parties.

         (f) The Arbitrator shall decide all Disputes and all substantive and procedural issues related thereto, and shall enforce this Agreement in accordance with its terms. Without limiting the generality of the previous sentence, the Arbitrator shall have the authority to issue injunctive relief; however, the Arbitrator shall not have any power or authority to (i) award consequential, incidental, indirect or punitive damages or (ii) amend this Agreement. The Arbitrator shall render the arbitration award, in writing, within 20 days following the completion of the arbitration hearing, and shall set forth the reasons for the award. In the event that the Arbitrator awards monetary damages in favor of any Party, the Arbitrator must certify in the award that no indirect, consequential, incidental, indirect or punitive damages are included in such award. If the Arbitrator's decision results in a monetary award, the interest to be granted on such award, if any, and the rate of such interest shall be determined by the Arbitrator in his or her discretion. The arbitration award shall be final and binding on the Parties, and judgment thereon may be entered in any court of competent jurisdiction, and may not be appealed except to the extent permitted by the Federal Arbitration Act.

         (4) Continuation of Business. Notwithstanding the existence of any Dispute or the pendency of any procedures pursuant to this Appendix B, the Parties agree and undertake that all payments not in dispute shall continue to be made and all obligations not in dispute shall continue to be performed.

                                   Appendix 1


         (a) First priority shall be given to maximizing the consistency of the resolution of the Dispute with the satisfaction of all express obligations of the Parties and their Affiliates as set forth in the Agreement.

         (b) Second priority shall be given to resolution of the Dispute in a manner which best achieves the objectives of the business activities and arrangements under the Agreement and permits the Parties to realize the benefits intended to be afforded thereby.

         (c) Third priority shall be given to such other matters, if any, as the Parties or the Arbitrator determine to be appropriate under the circumstances.